EXHIBIT 99

EMC Insurance Group Inc. Announces
Year-End 2015 Operating Income and
Combined Ratio Estimates

DES MOINES, Iowa (February 1, 2016) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”), today announced that it expects to report operating income1 in the range of $2.21 to $2.26 per share for the year ended December 31, 2015, and that the GAAP combined ratio for the year will be approximately 96.3 percent. These results are significantly better than the Company’s most recent guidance, which anticipated operating income in the range of $1.80 to $2.00 per share and a GAAP combined ratio of 97.6 percent.

“Improved premium rate adequacy and below average catastrophe and storm losses produced an excellent combined ratio--our lowest since 2006,” stated President and Chief Executive Officer Bruce G. Kelley. “Operating income per share should exceed the high end of our previous guidance range by more than ten percent.”

The increase in guidance is primarily attributed to the reinsurance segment, which is expected to report a 71.0 percent fourth quarter GAAP combined ratio that is much lower than previously anticipated. This better than expected result is primarily driven by an increase in the amount of favorable development experienced on prior accident year reserves and a low level of large losses. The property and casualty insurance segment is expected to report a GAAP combined ratio of 99.6 percent for the fourth quarter.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;

•	the adequacy of loss and settlement expense reserves;

•	state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;

•	rating agency actions;

•	“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income. The Company’s calculation of operating income may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.